Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES

SECOND QUARTER 2016 DIVIDEND OF $0.38 PER SHARE

AND ANNOUNCES MARCH 31, 2016 FINANCIAL RESULTS

SECOND QUARTER 2016 DIVIDEND DECLARED

New York, NY —May 4, 2016— Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a second quarter dividend of $0.38 per share, payable on June 30, 2016 to stockholders of record as of June 15, 2016.

MARCH 31, 2016 FINANCIAL RESULTS

Ares Capital also announced financial results for its first quarter ended March 31, 2016.

HIGHLIGHTS

Financial

	Q1-16		Q1-15
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.37		$0.37
Net investment income	$112.7	$0.36	$121.7	$0.39
Net realized gains	$27.3	$0.09	$27.9	$0.09
Net unrealized losses	$(8.5)	$(0.03)	$(49.0)	$(0.16)
GAAP net income	$131.5	$0.42	$100.6	$0.32
Dividends declared and payable		$0.38		$0.43	(3)

	As of
(dollar amounts in millions, except per share data)	March 31, 2016	March 31, 2015	December 31, 2015
Portfolio investments at fair value	$9,072.1	$8,481.9	$9,055.5
Total assets	$9,365.5	$8,878.7	$9,506.8
Stockholders’ equity	$5,179.9	$5,255.4	$5,173.3
Net assets per share	$16.50	$16.71	$16.46

(1)                                 All per share amounts are basic and diluted.

(2)                                 Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

(3)                                 Includes an additional dividend of $0.05 per share paid in the first quarter ended March 31, 2015.

Portfolio Activity

(dollar amounts in millions)	Q1-16	Q1-15	Q4-15
Portfolio Activity During the Period:
Gross commitments	$470.6	$500.2	$972.2
Exits of commitments	$484.3	$1,123.3	$569.1

Portfolio as of the End of the Period:
Number of portfolio company investments	220	201	218
Weighted average yield of debt and other income producing securities(1):
At amortized cost	10.1%	10.5%	10.1%
At fair value	10.3%	10.5%	10.3%
Weighted average yield on total investments(2):
At amortized cost	9.2%	9.6%	9.1%
At fair value	9.3%	9.5%	9.2%

(1)                                 Weighted average yield of debt and other income producing securities is computed as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) total accruing debt and other income producing securities at amortized cost or at fair value, as applicable.

(2)                                 Weighted average yield on total investments is calculated as (a) the annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities divided by (b) total investments at amortized cost or at fair value, as applicable.

FIRST QUARTER 2016 OPERATING RESULTS

For the first quarter of 2016, Ares Capital reported GAAP net income of $131.5 million or $0.42 per share (basic and diluted), Core EPS(2) of $0.37 per share (basic and diluted), net investment income of $112.7 million, or $0.36 per share (basic and diluted), and net realized and unrealized gains of $18.8 million or $0.06 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of March 31, 2016, total assets were $9.4 billion, stockholders’ equity was $5.2 billion and net asset value per share was $16.50.

In the first quarter of 2016, Ares Capital made $470.6 million in new commitments, including commitments to nine new portfolio companies and 10 existing portfolio companies. Of these new commitments, all were sponsored transactions.  As of March 31, 2016, 155 separate private equity sponsors were represented in Ares Capital’s portfolio. Of the $470.6 million in new commitments made during the first quarter of 2016, 53% were in first lien senior secured loans, 33% were in second lien senior secured loans, 13% were in senior subordinated debt and 1% were in preferred equity securities.  Of these commitments, 81% were in floating rate debt securities, of which 100% contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the first quarter of 2016, significant new commitments included:

•                  $100 million in a second lien senior secured term loan of a revenue cycle management provider to the healthcare industry;

•                  $75 million in first lien senior secured revolving and term loans of an educational travel provider;

•                  $59 million in a senior subordinated loan of a gas turbine power generation facilities operator;

•                  $54 million in a second lien senior secured term loan of a distributor of emergency medical service and respiratory products;

•                  $40 million in first lien senior secured delayed draw and term loans of a provider of repairs, refurbishments and services to the broader industrial end user markets;

•                  $36 million in first lien senior secured delayed draw and term loans and equity of a payment services software provider to faith-based institutions; and

•                  $28 million in a first lien senior secured term loan and equity of a dental services provider.

Also in the first quarter of 2016, Ares Capital exited approximately $484.3 million of investment commitments. Of these investment commitments, 59% were first lien senior secured loans, 33% were second lien senior secured loans, 6% were senior subordinated debt and 2% were other equity securities. Of the approximately $484.3 million of exited investment commitments, 90% were floating rate, 7% were fixed rate, 2% were non-interest bearing and 1% were on non-accrual status.

The fair value of Ares Capital’s portfolio investments at March 31, 2016 was $9.1 billion, including $8.2 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 29% of first lien senior secured loans, 31% of second lien senior secured loans, 21% of subordinated certificates of the Senior Secured Loan Program (the “SSLP”) (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the SSLP), 8% of senior subordinated debt securities, 4% of preferred equity securities and 7% of other equity securities. As of March 31, 2016, the weighted average yield of debt and other income producing securities in the portfolio at fair value was 10.3%(3) (10.1% at amortized cost(4)), the weighted average yield on total investments in the portfolio at fair value was 9.3%(5) (9.2% at amortized cost(6)), and 80% of the total investments at fair value were in floating rate securities.

“We are very pleased with another solid quarter of financial results at ARCC,” said Ares Capital Chief Executive Officer, Kipp deVeer.  “The portfolio continues to perform well — we saw an increase in book value and decreases in our non-accruals to near historic low levels.  We feel the Company is well positioned for the remainder of 2016 and see interesting opportunities ahead.”

PORTFOLIO QUALITY

Ares Capital Management LLC, Ares Capital’s investment adviser, employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of March 31, 2016 and December 31, 2015, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.0, and loans on non-accrual status represented 1.3% and 2.6%, respectively, of total investments at amortized cost (or 0.6% and 1.7%, respectively, at fair value).

LIQUIDITY AND CAPITAL RESOURCES

In February 2016, Ares Capital repaid in full upon their maturity the $575.0 million aggregate principal amount outstanding of the unsecured convertible notes (the “February 2016 Convertible Notes”) that bore interest at a rate of 5.75% per annum.

In connection with Ares Capital’s stock repurchase program (the “Stock Repurchase Program”), in March 2016, Ares Capital entered into a Rule 10b5-1 plan to repurchase shares of its common stock in accordance with certain parameters set forth in such plan. Ares Capital expects that the Rule 10b5-1 plan will be in effect until May 6, 2016, or until the approved dollar amount in the Rule 10b5-1 plan has been used to repurchase shares. During the quarter ended March 31, 2016, Ares Capital repurchased a total of 393,056 shares of its common stock in the open market for $5.5 million under the Stock Repurchase Program. The shares were repurchased at an average price of $13.94 per share, including commissions paid.

As of March 31, 2016, Ares Capital had $77.2 million in cash and cash equivalents and $4.1 billion in aggregate principal amount of debt outstanding ($4.0 billion in carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $0.9 billion available for additional borrowings under its existing credit facilities and Small Business Administration-guaranteed debentures as of March 31, 2016.

FIRST QUARTER 2016 DIVIDEND

Ares Capital declared on February 24, 2016 a first quarter dividend of $0.38 per share for a total of approximately $119.5 million. The record date for this dividend was March 15, 2016 and the dividend was paid on March 31, 2016.

RECENT DEVELOPMENTS

In April 2016, Ares Capital’s Board of Directors authorized an extension of the Stock Repurchase Program through February 28, 2017.  The Stock Repurchase Program was set to expire on September 30, 2016.  Under the Stock Repurchase Program, Ares Capital may repurchase up to $100 million in the aggregate of its outstanding common stock in the open market at a price per share that meets certain thresholds below its net asset value per share, in accordance with the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended.  The timing, manner, price and amount of any share repurchases will be determined by Ares Capital, in its discretion, based upon the evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors.  As of March 31, 2016, Ares Capital had repurchased a total of 514,677 shares of its common stock in the open market under the Stock Repurchase Program since its inception in September 2015, at an average price of $13.92 per share, including commissions paid, leaving approximately $92.8 million available for additional repurchases under the program.

In April 2016, Ares Capital entered into an agreement to amend and restate its senior secured revolving credit facility (as amended and restated, the “Revolving Credit Facility”) that, among other things, (a) extended the expiration of the revolving period for certain lenders electing to extend their commitments in an amount equal to $1.195 billion from May 4, 2019 to May 4, 2020, during which period Ares Capital, subject to certain conditions, may make borrowings under the Revolving Credit Facility, (b) extended the stated maturity date for certain lenders electing to extend their commitments in an amount equal to $1.195 billion from May 4, 2020 to May 4, 2021, (c) permitted certain lenders electing not to extend their commitments in an amount equal to $70 million to remain subject to the existing revolving period and stated maturity in respect of their non-extending commitments, and (d) modified the debt and lien provisions of the Revolving Credit Facility to, among other things, (i) expand the types of additional debt that may be secured by certain assets of Ares Capital on a pari passu basis with the Revolving Credit Facility, subject to certain limitations, and (ii) increase the amount of additional secured debt permitted to be incurred by Ares Capital, subject to certain conditions. The size of the Revolving Credit Facility is $1.265 billion following the amendment and restatement thereof.  The Revolving Credit Facility includes an “accordion” feature that allows Ares Capital, under certain circumstances, to increase the size of the facility by an amount up to $632.5 million.

From April 1, 2016 through April 27, 2016, Ares Capital made new investment commitments of approximately $123 million, of which $123 million were funded. Of these new commitments, 69% were in second lien senior secured loans, 29% were in senior subordinated loans and 2% were in other equity securities. Of the approximately $123 million of new investment commitments, 69% were floating rate, 29% were fixed rate and 2% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 11.5%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

From April 1, 2016 through April 27, 2016, Ares Capital exited approximately $335 million of investment commitments. Of these investment commitments, 61% were second lien senior secured loans, 29% were first lien senior secured loans, 7% were senior subordinated loans and 3% were other equity securities. Of the approximately $335 million of exited investment commitments, 88% were floating rate, 9% were fixed rate and 3% were non-interest bearing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 9.7%. On the approximately $335 million of investment commitments exited from April 1, 2016 through April 27, 2016, Ares Capital recognized total net realized gains of approximately $23 million.

In addition, as of April 27, 2016, Ares Capital had an investment backlog and pipeline of approximately $260 million and $210 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or signed commitment has been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment has been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital’s due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that Ares Capital will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, May 4, 2016 at 12:00 p.m. (ET) to discuss its quarter ended March 31, 2016 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061.  All callers will need to enter the Participant Elite Entry Number 9941906 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through May 17, 2016 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10082737. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects.  Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company (“BDC”) and as of December 31, 2015, was the largest BDC by total assets and market capitalization. Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (“Ares Management”) (NYSE:ARES). Ares Management is a publicly traded, leading global alternative asset manager. For more information about Ares Capital Corporation, visit www.arescapitalcorp.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission. Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

CONTACT

Carl G. Drake

Jana Markowicz

Ares Capital Corporation

(888) 818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	As of
	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $9,170,309 and $9,147,646, respectively)	$9,072,101	$9,055,496
Cash and cash equivalents	77,169	257,056
Interest receivable	144,072	137,968
Receivable for open trades	17,948	—
Other assets	54,246	56,292
Total assets	$9,365,536	$9,506,812
LIABILITIES
Debt	$3,984,812	$4,113,935
Base management fees payable	34,759	34,125
Income based fees payable	29,122	31,234
Capital gains incentive fees payable	46,027	42,265
Accounts payable and other liabilities	55,139	60,587
Interest and facility fees payable	35,733	51,007
Payable for open trades	—	327
Total liabilities	4,185,592	4,333,480
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500,000 common shares authorized; 313,954 and 314,347 common shares issued and outstanding, respectively	314	314
Capital in excess of par value	5,312,800	5,318,277
Accumulated overdistributed net investment income	(7,616)	(894)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(25,665)	(53,013)
Net unrealized losses on investments, foreign currency and other transactions	(99,889)	(91,352)
Total stockholders’ equity	5,179,944	5,173,332
Total liabilities and stockholders’ equity	$9,365,536	$9,506,812
NET ASSETS PER SHARE	$16.50	$16.46

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2016	2015
	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest income from investments	$207,122	$198,656
Capital structuring service fees	15,660	20,181
Dividend income	16,544	24,555
Management and other fees	5,022	6,038
Other income	3,702	3,817
Total investment income	248,050	253,247

EXPENSES
Interest and credit facility fees	50,243	58,575
Base management fees	34,759	33,916
Income based fees	29,122	29,365
Capital gains incentive fees	3,762	(4,220)
Administrative fees	3,423	3,456
Other general and administrative	8,815	6,953
Total expenses	130,124	128,045
NET INVESTMENT INCOME BEFORE INCOME TAXES	117,926	125,202
Income tax expense, including excise tax	5,196	3,525
NET INVESTMENT INCOME	112,730	121,677
NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS, FOREIGN CURRENCY AND OTHER TRANSACTIONS:
Net realized gains	27,348	31,754
Net unrealized losses	(8,537)	(49,016)
Net realized and unrealized gains (losses) on investments, foreign currency and other transactions	18,811	(17,262)
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	—	(3,839)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$131,541	$100,576
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.42	$0.32
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	314,293	314,108

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended March 31, 2016 and 2015 are provided below.

	For the Three Months Ended March 31,
	2016	2015
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.37	$0.37
Net realized and unrealized gains (losses)	0.06	(0.07)
Capital gains incentive fees attributable to net realized and unrealized gains and losses	(0.01)	0.02
Basic and diluted GAAP EPS	$0.42	$0.32

(1)                                 Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.